Exhibit 99.1

FOR IMMEDIATE RELEASE

FIRST NBC BANK ANNOUNCES PRELIMINARY 2016 THIRD QUARTER RESULTS

NEW ORLEANS, November 1, 2016 -- First NBC Bank (the “Bank”), a wholly owned subsidiary of First NBC Bank Holding Company (NASDAQ:FNBC) (“First NBC”), today announced preliminary, unaudited financial results for the third quarter of 2016.

For the quarter ended September 30, 2016, the Bank reported preliminary net income of $9.7 million, as compared to $12.3 million for the third quarter of 2015 and $4.9 million for the second quarter of 2016.

The Bank reported preliminary total assets of $4.9 billion at September 30, 2016, an increase of 14.5% from the prior year period. Preliminary total loans increased $832.1 million, or 27.0%, from September 30, 2015, and preliminary total deposits increased $194.8 million, or 5.3%, from September 30, 2015. The Bank’s preliminary net interest income totaled $39.6 million, an increase of $5.1 million, or 14.9% from the third quarter of 2015.

Commenting on the third quarter preliminary results, Ashton J. Ryan, Jr., First NBC's President and Chief Executive Officer, said, “We are pleased to preliminarily report solid third quarter financial results, which reflect our continued profitability. We continue to focus on our strategic priorities, which include maintaining profitable relationships with our commercial customers and increasing share of wallet. As we move forward, we are also in active discussions with our financial advisors regarding strategic and capital options for the Bank. We remain confident in our ability to maintain a solid capital position as we work to return all of the Bank’s regulatory capital ratios to well-capitalized levels.”

Mr. Ryan continued, “We are known for providing world-class service to our customers, and we are continuing to succeed in our local markets by delivering upon that commitment. Our customers recognize and appreciate that First NBC is one of the state’s leading community banks, and they continue to support us in our efforts to make a positive impact on the local economy. First NBC remains profitable, and we are committed to serving our customers with the same level of personal service they have come to expect from First NBC.”

As previously announced, First NBC is in the process of retaining a new auditor and expects to announce the retention in the near future. Given the anticipated timeframe for the new auditor to complete and finalize a review of First NBC’s third quarter financial statements, First NBC anticipates that it will delay filing its Quarterly Report on Form 10-Q for the period ended September 30, 2016.

First NBC plans to file its actual financial results for the third quarter 2016 and its Quarterly Report on Form 10-Q for the period ended September 30, 2016 as soon as practicable following the retention of the new auditor.

About First NBC Bank Holding Company

First NBC, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. First NBC’s primary markets are the New Orleans metropolitan area and the Florida panhandle, which it serves from 39 full service banking offices located throughout its markets.

Note about Preliminary Financial Results

The preliminary financial information set forth in this press release has been prepared by the Bank’s management. The foregoing information and estimates are unaudited and have not been compiled, reviewed or examined by the Bank’s independent registered public accounting firm, nor have the Bank’s independent registered public accounting firm performed any procedures with respect to this information or expressed any opinion or any form of assurance on such information. In addition, the foregoing information and estimates are subject to revision as the Bank prepares its consolidated financial statements and other disclosures as of and for the three and nine months ended September 30, 2016, including all disclosures required by U.S. GAAP and pursuant to SEC rules and regulations. Because the Bank has not completed its normal quarterly closing and review procedures for the three and nine months ended September 30, 2016, and subsequent events may occur that require material adjustments to these results, the final results and other disclosures for the three and nine months ended September 30, 2016 may differ materially from these preliminary estimates. These preliminary estimates should not be viewed as a substitute for full financial statements prepared in accordance with U.S. GAAP or as a measure of the Bank’s performance. See “Forward-Looking Statements.”

Forward-Looking Statements

This release contains certain forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements do not relate strictly to historical or current facts. Forward-looking statements reflect the current views and estimates of management of First NBC with respect to future economic circumstances, industry conditions, company performance and financial results. They often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. A number of factors - many of which are beyond the control of First NBC - could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements. Among other factors, actual results may differ from those described in forward-looking statements due to the factors included in filings made by First NBC with the Securities and Exchange Commission, including those risk factors set forth in First NBC’s Annual Report on Form 10-K for the year ended December 31, 2015. Forward-looking statements speak only as of the date they are made. Copies of First NBC’s reports filed with the SEC are available in the Investor Relations section of First NBC’s website, www.firstnbcbank.com. First NBC undertakes no duty to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

For further information contact:

First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

or

Media:
Joele Frank, Wilkinson Brimmer Katcher
Steve Frankel/Bisang
(212) 355-4449